                                                                    EXHIBIT 5.1



                         OPINION OF SULLIVAN & CROMWELL

                                                               October 30, 1997

Alumax Inc.,
   3424 Peachtree Road, N.E.
      Suite 2100
         Atlanta, Georgia  30326

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act") of 2,210,129 shares (the "Securities") of Common Stock, par value $0.01 per share, of Alumax Inc., a Delaware corporation (the "Company"), and 2,210,129 related stock purchase rights (the "Rights") to be issued pursuant to the Rights Agreement, dated as of February 22, 1996 (the "Rights Agreement"), between the Company and Chemical Mellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion:

         (1) When the registration statement relating to the Securities and the Rights (the "Registration Statement") has become effective under the Act, the terms of the issuance of the Securities have been duly established in conformity with the Company's Restated Certificate of Incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued as contemplated by the Registration Statement out of the Company's authorized and unissued capital, the Securities will be validly issued, fully paid and nonassessable.

         (2) Assuming that the Rights Agreement has been duly authorized executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Securities have been validly issued as contemplated by the Registration Statement out of the Company's authorized and unissued capital, the Rights attributable to the Securities will be validly issued.

         In connection with our opinion set forth in paragraph (2) above, we note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Interests of Named Experts and Counsel" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                                     SULLIVAN & CROMWELL